Dear Fellow Employee:

This is a great time for Caterpillar, and our future promises to be even more rewarding. As an employee, a participant in our equity program and an investor in Caterpillar stock, you have an opportunity to take an active role in our company’s future by voting on the proposals put forth in our 2006 proxy. Before you do so, I’d like to personally explain our board of directors’ positions on certain proposals.

Management Proposals
The proxy introduces five management proposals, and the board of directors recommends a vote “for” each of them. I would like to call your attention to three management proposals in particular.
  Approve Caterpillar Inc. 2006 Long-Term Incentive Plan and Executive Short-Term Incentive Plan
  Incentive compensation is critical for us to attract, retain, and motivate highly qualified people. Our former long-term incentive plan expired on April 9, and the executive short-term incentive plan expires on December 31. The long-term incentive plan includes our equity compensation program, or stock option plan as it was known in the past. As a recipient of an equity award, your total compensation is directly impacted by this proposal. Approval of the 2006 long-term incentive plan is necessary to enable us to continue our equity-based award program. I encourage you to vote “for” Proposals 3 and 4.
  Approve Amendment to Articles of Incorporation
  Another management proposal seeks to amend our articles of incorporation to increase the amount of authorized shares from 900 million to 2 billion. While we do not have plans to issue additional shares of common stock, this amendment enhances the board's flexibility in possible future actions, including share splits that help keep our stock in an attractive price range for individual investors. Our overall history demonstrates a responsible and prudent use of authorized capital, with a long history of dividend increases, superior stock price performance, and a reasonable equity compensation burn rate that has been more than offset with our share buyback program. I encourage you to vote “for” Proposal 2.

Stockholder Proposals
The proxy also introduces three stockholder proposals, and the board of directors recommends a vote “against” each of them. Please read the proxy for Caterpillar’s full response to each of these proposals.

  Annual Election of Directors
  The first stockholder proposal seeks to declassify our board by having annual elections of all directors. Our current board structure is designed to provide stability, prevent sudden disruptive changes to its composition, enhance long-term planning, and ensure that, at any given time, we have directors who are familiar with our company, our business, and our strategic goals. This is particularly important as we implement our new enterprise strategy, a commitment that stretches over several years and will best be managed by a stable and continuous board. I encourage you to vote “against” Proposal 6.

  Separate CEO & Chair
  The second stockholder proposal asks that we split the CEO and Chairman roles. Such a change could cause unnecessary dilution of leadership authority and accountability. Our current structure has generated outstanding results, and the board supports it. We do understand the need for an independent director to act as chair for executive sessions. In April, the board designated the chairman of our Governance Committee as the presiding director with clearly delineated responsibilities, which are listed in the proxy under the Governance Committee report. I encourage you to vote “against” Proposal 7.

  Director Election Majority Vote Standard
  The third stockholder proposal asks that we switch from plurality voting to majority voting. Caterpillar has a long history of electing, by a plurality, strong and independent boards. In the past 10 years, the average affirmative vote for our directors has been greater than 96 percent of the shares voted through the plurality process, and none of our directors has ever received less than a majority. We also believe the implementation of a majority vote standard would be inappropriate given that a number of associations, scholars, corporations, and investors are analyzing and evaluating alternative voting standards. At this time, we do not believe our current plurality vote standard should be changed, and there is no reason to rush to adopt a majority vote standard. I encourage you to vote “against” Proposal 8.

I urge you to give these proposals particular attention. You should have already received an e-mail with information and voting instructions, and you will receive a follow-up e-mail in a few days. Every vote is important and strengthens our ability to continue delivering outstanding performance. Thank you again for your consideration.

Sincerely,

/s/ James W. Owens